                                                                   EXHIBIT 10.10



THIS AGREEMENT WITH CERTAIN CONFIDENTIAL PORTIONS DELETED IS BEING FILED AS PART OF EXHIBIT 10.10 TO CHEMGENICS PHARMACEUTICALS INC'S REGISTRATION STATEMENT ON FORM S-1 BEING FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (REGISTRATION NO. 333- ____)

                  COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

This COLLABORATIVE RESEARCH AND LICENSE AGREEMENT (the "Agreement") is entered into as of November 1, 1996 by and between AMERICAN HOME PRODUCTS CORPORATION, a Delaware corporation, represented by its Wyeth-Ayerst Laboratories Division having its principal place of business at 555 East Lancaster Avenue, St. Davids, Pennsylvania 19087 ("WYETH-AYERST"), and CHEMGENICS Pharmaceuticals Inc. ("CHEMGENICS"), a Delaware corporation, having its registered office at One Kendall Square, Building 300, Cambridge, Massachusetts 02139, U.S.A.

WHEREAS, CHEMGENICS has expertise in the discovery of bacterial genes and antibacterial drug targets, the use of bacterial molecular biology and genetics and the development and use of screening systems for the discovery of targets and compounds for treating bacterial diseases and has developed a drug source, including libraries of natural sources, for patentable therapeutic compounds; and

WHEREAS, WYETH-AYERST has expertise in discovering, developing, testing, obtaining regulatory approvals, manufacturing and marketing human therapeutic products for bacterial diseases; and

WHEREAS, WYETH-AYERST and CHEMGENICS wish to enter into this Agreement in order to collaborate in the performance of research to discover and develop antibacterial drugs; and

WHEREAS, CHEMGENICS will perform research which will be funded and supported by WYETH-AYERST in order to discover drug targets and Compounds for use in the Field and will license the results of such research to WYETH-AYERST in the Territory for the purpose of research for Antibacterial Products for human use, including drug discovery, and the development, testing, obtaining regulatory approval, manufacture and sale of Antibacterial Products for human use;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the parties hereby agree as follows:

                                 1. DEFINITIONS
                                    -----------
Whenever used in this Agreement with an initial capital letter, the terms defined in this Section 1 shall have the meanings specified.

1.0 "ACCEPTED TARGET" means an antibacterial target for which an assay has been developed, that is accepted by the Joint Steering Committee ("JSC") for development of [






                                                                            ]

[







                                                                            ]

1.1 "ACTIVITY PROFILE" means one of the activity profiles set forth in Exhibit 1, or any other activity profile agreed upon by the Joint Steering Committee.

1.2 "AFFILIATE" means any corporation, firm, limited liability company, partnership or other entity which directly or indirectly controls or is controlled by or is under common control with a party to this Agreement. "Control" means ownership, directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.

1.3 "ANTIBACTERIAL PRODUCT" means any product which incorporates a CHEMGENICS Product or a WYETH-AYERST Product (including analogs, derivatives or modifications thereof) listed on Schedule I hereto, as amended from time to time, in accordance with Section 2.4 hereof, and any product in the Field which
is discovered during the Research Term of this Agreement and a period of [     ]
thereafter, whether or not under the R & D Program, utilizing any Compound, which discovery would not have occurred but for such utilization of such Compound.

1.4 "BACTERIAL DISEASE" means a disease in humans caused by infection with bacterial organisms and which is capable of being treated by pharmaceutical agents targeting the bacterial organisms. Bacterial disease shall not include the treatment of H. pylori infection for peptic ulcer disease or gastritis.

1.5 "CHEMGENICS OWNED TECHNOLOGY" has the meaning set forth in Section 6.2.1.

1.6 "CHEMGENICS PRODUCT" means a Compound provided by CHEMGENICS that has been designated an Antibacterial Product. "CHEMGENICS Product" shall also include any other compound discovered or developed during the Research Term of this
Agreement and a period of [          ] thereafter using any such CHEMGENICS
Compound or using structural, chemical, or biological information relating to any such CHEMGENICS Compound.

1.7 "COMMERCIAL LICENSE TERM" means the time period referenced in Section 8.2 hereof.

1.8 "COMPOUND" means a chemical compound or mixture of compounds that is discovered or developed in the R & D Program by either party alone or jointly by both parties, which is identified as having antibacterial activity [


      ] Without limiting the generality of the foregoing, a Compound will be deemed "discovered" in the R & D Program if the potential utility or mode of action of such Compound in the Field is identified or investigated in the R & D Program.

1.9 "CONFIDENTIAL INFORMATION" means all Technology and all information (including but not limited to information about any element of Technology or a party's business) which is disclosed by one party to the other hereunder or under the Superseded Confidentiality Agreement (as defined in Section 12.14) and indicated as confidential by the disclosing party except to the extent that such information (i) as of the date of disclosure is demonstrably known to the party receiving such disclosure or its Affiliates, as shown by written documentation, other than by virtue of a prior confidential disclosure to such party or its Affiliates; (ii) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the party receiving such disclosure; or (iii) as of the date of disclosure or thereafter is obtained from a third party free from any obligation of confidentiality to the disclosing party.

1.10 "COST OF GOODS" means the following direct and indirect costs incurred by WYETH-AYERST in the production of the Antibacterial Products: [










                                                                           ]

     The amount to be allocated for departmental administrative and overhead shall be determined by computing the percent of direct labor and materials dollars applicable to the work performed in the production of the Antibacterial Products in a given department as a proportion to all direct labor and materials dollars charged to projects in that department, and multiplying that percent by the total overhead dollars related to that department. The percentage amounts used to determine the allocated amounts will be calculated using WYETH-AYERST's accounting system which will compute such rates on a consistent basis. Should WYETH-AYERST change its method of allocating overhead and administrative costs to its projects it will so advise CHEMGENICS and the parties will renegotiate the basis for allocating such costs to the work performed in the production of Antibacterial Products.

1.11 "CPMP" means the Committee on Proprietary Medical Products of the European Union.

1.12 "DISCOVERY PROJECT STATUS" means a designation given to a Compound when the JSC determines that [


                                                              ]

1.13 "EFFECTIVE DATE" means the date of full execution of this Agreement by the parties.

1.14 "FIELD" means drugs for the prevention and treatment of Bacterial Diseases in humans.

1.15 "FIRST COMMERCIAL SALE" means the date of the first sale of an Antibacterial Product in the ordinary course of business in any country by WYETH-AYERST or an Affiliate or distributor, licensee or sublicensee of such party.

1.16 "FISCAL QUARTER" means one quarter of WYETH-AYERST's Fiscal Year.

1.17 "FISCAL YEAR" means the twelve month period beginning January 1 and ending December 31 of a calendar year.

1.18 "JOINT STEERING COMMITTEE" or "JSC" means the committee created pursuant to
Section 2.2.

1.19 "JOINT TECHNOLOGY" has the meaning set forth in Section 6.2.3.

1.20 "NDA" means a New Drug Application, as defined by the U.S. FDA, or the equivalent in any other country in the Territory.

1.21 "NET SALES" means with respect to an Antibacterial Product, the gross amount invoiced by WYETH-AYERST, its Affiliates and/or its licensees and sublicensees, on sales or other dispositions of the Antibacterial Product to unrelated third parties, less the following items, provided that such items are actually included in the price charged and do not exceed reasonable and customary amounts in the country in which such sale occurred:

         [









                                                                          ]
     Such amounts shall be determined from the books and records of WYETH-AYERST, its Affiliates and/or its licensees or sublicensees, maintained in accordance with generally accepted accounting principles, consistently applied.

     If an Antibacterial Product is sold in bulk (as distinguished from packaged pharmaceutical form) for resale in packaged or finished form, Net Sales shall be calculated by determining the quantity of Antibacterial Product in packaged pharmaceutical form that would reasonably be produced from the bulk quantity of Antibacterial Product so sold, and by multiplying such quantity by the average price for such Antibacterial Product in packaged pharmaceutical form during the applicable royalty reporting period. If an Antibacterial Product is sold, or otherwise commercially disposed of for value (including, without limitation, disposition in connection with the delivery of other products or services), in a transaction that is not a sale for cash to an independent third party, then the gross amount invoiced in such transaction shall be deemed to be the gross amount that would have been paid had there been such a sale at the average sale price of such Antibacterial Product during the applicable royalty reporting period; provided, however, that sale of Antibacterial Product in bulk to a third party end user who repackages but does not resell such Antibacterial Product shall be calculated at the actual transaction price.

         Net Sales shall not include any consideration received by WYETH-AYERST, its Affiliates or its licensees or sublicensees in respect of the sale, use or other disposition of an Antibacterial Product in a country as part of a clinical trial prior to the receipt of all regulatory approvals required to commence full commercial sales of such Antibacterial Product in such country, except sales under "treatment INDs," "named patient sales," "compassionate use sales," or their equivalents pursuant to which

WYETH-AYERST, its Affiliates or licensees and sublicensees is/are entitled, under applicable regulatory policies, to recover costs incurred in providing such products to the patients.

1.23 "PATENT RIGHTS" means the rights and interests in and to issued patents and pending patent applications in any country, including, but not limited to, all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all reissues, reexaminations and extensions thereof, whether owned solely or jointly by a party or licensed in by a party with the right to sublicense. "CHEMGENICS Patent Rights" shall mean Patent Rights owned or licensed by CHEMGENICS, with the right to sublicense, which are necessary to develop, make, use or sell Antibacterial Products, "WYETH-AYERST Patent Rights" shall mean Patent Rights owned or licensed by WYETH-AYERST, with the right to sublicense, which are necessary to develop, make, use or sell Antibacterial Products, and "Joint Patent Rights" shall mean such Patent Rights owned or licensed jointly by the parties.

1.24 "PRE-PROJECT STATUS" means a WYETH-AYERST research designation for a Compound that is a candidate for IND track, given to a Compound by WYETH-AYERST in accordance with its customary drug development practices, and when, at a minimum, it has been demonstrated to WYETH's satisfaction, consistent with its customary criteria, [


                                                                            ]

[

           ]

1.25 "PROJECT COMMENCEMENT DATE" means December 1, 1996.

1.26 "R & D PROGRAM" means the research and development program, to be conducted by CHEMGENICS and WYETH-AYERST pursuant to Section 2 of this Agreement and reflected in the Work Plans.

1.27 "RESEARCH PHASE" means research relating to Compounds that have not yet received Pre-Project Status designation.

1.28 "TECHNOLOGY" means and includes all inventions, discoveries, improvements, proprietary materials, compounds, biological substances, data, know-how and trade secrets, whether or not patentable, including any negative results.

1.29 "TERRITORY" means all the countries of the world.

1.30 "VALID CLAIM" means any claim of a pending patent application or an unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealed or unappealable within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, reexamination, disclaimer or otherwise.

1.31 "WORK PLAN" means the written plan describing the activities to be carried out during each year of the R & D Program pursuant to this Agreement. Each Work Plan will be set forth in a written document prepared by CHEMGENICS and WYETH-AYERST approved by the Joint Steering Committee.

1.32 "WYETH-AYERST OWNED TECHNOLOGY" has the meaning set forth in Section 6.2.2.

1.33 "WYETH-AYERST PRODUCT" means a Compound provided by WYETH-AYERST that has been designated an Antibacterial Product. "WYETH-AYERST Product" shall also include any other Compound discovered or developed during the Research Term of
this Agreement and a period of [             ] thereafter using any such WYETH-
AYERST Compound or using structural, chemical, or biological information relating to any such WYETH-AYERST Compound.

                                2. R & D PROGRAM
                                   -------------

2.1  IMPLEMENTATION OF R & D PROGRAM.
     -------------------------------

     2.1.1 Basic Provisions of Program.
           ---------------------------

     The objective of the Research Phase of the R & D Program shall be the discovery and characterization of Accepted Targets in areas covered by the four Activity Profiles contained in Exhibit 1 and any other Activity Profiles designated by the JSC from time to time. The objective of the development phase of the R & D Program shall be the development of Compounds receiving Pre-Project Status designation and the testing and regulatory approval of Antibacterial Products in areas covered by such Activity Profiles. In carrying out the R & D
Program, CHEMGENICS shall devote an average of at least [          ] full-time
equivalent employees per year to the Research Phase of the R & D Program over its five year duration, and shall ensure that a reasonable number of such employees are devoted solely to the R &

D Program, and that key members of such group will be Ph.D. level researchers. CHEMGENICS and WYETH-AYERST shall each use commercially reasonable efforts to perform such tasks as are set forth to be performed by it in the Work Plans, including the provision of such facilities, materials, equipment and consultants as each deems necessary to the achievement of such Work Plans.

     2.1.2 Collaborative Efforts and Reports.
           ---------------------------------

     The parties agree that the successful execution of the R & D Program will require the collaborative use of both parties' areas of expertise. The parties shall keep the JSC and each other fully informed about the status of the portions of the R & D Program they respectively perform. In particular, without limitation, each party shall furnish to the JSC and each other a quarterly written report, describing the progress of its activities in reasonable detail, no later than thirty (30) days after the end of each Fiscal Quarter.

     Scientists at CHEMGENICS and WYETH-AYERST shall cooperate in the performance of the R & D Program and, subject to any confidentiality obligations to third parties, shall exchange information and materials as necessary to carry out the R & D Program, but subject to the provisions of Sections 4 and 5 hereof. Each party will attempt to accommodate any reasonable request of the other party to send or receive personnel for purposes of collaborating or exchanging information under the R & D Program. Such visits and/or access will have defined purposes and be scheduled in advance. The requesting party will bear the travel and lodging costs of any such personnel.

     2.1.3 Work Plans.
           ----------

     The Work Plan for the first year of the R & D Program shall be prepared by CHEMGENICS and WYETH-AYERST and approved by the JSC as promptly as practical after the Effective Date. For each year of the R & D Program commencing with the second year, the Work Plan shall be prepared by CHEMGENICS and WYETH-AYERST and approved by the JSC no later than thirty (30) days before the end of the prior year. The Work Plan shall set forth specific research and development objectives, milestones and resource allocation requirements and shall be designed to facilitate the earliest practical identification of Accepted Targets and the fastest practical testing, regulatory approval and marketing of safe and effective Antibacterial Products.

     Each Work Plan shall be in writing and shall set forth with reasonable specificity tasks for the period covered by the Work Plan. The JSC may make adjustments in the Work Plan at its quarterly meetings or otherwise as it may determine.

     2.1.4 Exclusivity.
           -----------

     CHEMGENICS agrees that for the duration of the "Research Term" (Research Phase of the R & D Program as specified in Section 2.3 below) and for a period of four (4) months thereafter, CHEMGENICS will not collaborate with or grant license rights to any other party in the Field, except as otherwise permitted hereby. WYETH-AYERST agrees that for the duration of this Agreement, WYETH-AYERST will not utilize any CHEMGENICS Owned Technology, as hereinafter defined, for any purpose other than (i) as provided herein or
(ii) otherwise for the benefit of CHEMGENICS.

2.2  JOINT STEERING COMMITTEE, PROJECT MANAGEMENT TEAM AND PROJECT LEADERS.
     ---------------------------------------------------------------------

     2.2.1 Establishment and Functions of JSC.
           ----------------------------------

     CHEMGENICS and WYETH-AYERST shall establish a "Joint Steering Committee" (the "JSC"). The JSC will act on behalf of the two companies and will be responsible for planning and monitoring of the R & D Program (until Pre-Project Status designation by WYETH-AYERST with respect to any individual Compound) and for setting forth specific research and development objectives, milestones, determining when milestones are met, and resource allocation requirements. In particular, the activities of the JSC shall include reviewing progress in the R & D Program and recommending necessary adjustments to the R & D Program as the research and development progresses, supervising the Project Management Team, [







      ] Subject to Section 4.1, any technology in the Field to be considered for in-licensing by either party during the Research Term, as hereinafter defined, shall be initially presented to the JSC for discussion, utilizing only public, non-confidential information. Upon review of such non-confidential information, the JSC may request the further involvement of the JSC in any evaluation of such technology or may decline any such involvement.

     In planning and monitoring the R & D Program, the JSC shall assign tasks and responsibilities taking into account each party's respective specific capabilities and expertise in order in particular to avoid duplication and enhance efficiency and synergies.

     2.2.2 JSC Membership.
           --------------

     CHEMGENICS and WYETH-AYERST each shall appoint, in their sole discretion, three members to the JSC, which shall include a Chair to be designated by WYETH-AYERST and a Co-Chair to be designated by CHEMGENICS. Substitutes or alternates for the Chair and Co-Chair or other JSC members may be appointed at any time by notice in writing to the other party. The parties may mutually agree to change the size of the JSC as long as there shall be an equal number of representatives of each party on the JSC.

     The initial Chair, Co-Chair and other JSC members shall be designated by the parties upon execution of this Agreement.

     2.2.3 Meetings.
           --------

     The JSC shall meet at least quarterly, with such meetings to be held, alternately, in Cambridge or Framingham, Massachusetts and Pearl River, New York, unless the parties agree otherwise. Any additional meetings shall be held at places and on dates selected by the Co-Chairs of the JSC. In addition, the JSC may act without a formal meeting by a written memorandum signed by the Co-Chairs of the JSC. Whenever any action by the JSC is called for hereunder during a time period in which the JSC is not scheduled to meet, the Co-Chairs of the JSC shall cause the JSC to take the action in the requested time period by calling a special meeting or by action without a meeting. Subject to the obligations set forth in Section 5, representatives of each party or of its Affiliates, in addition to the members of the JSC, may attend JSC meetings at the invitation of either party with the prior approval of the other party, which shall not be unreasonably withheld.

     2.2.4 Minutes.
           -------

     The JSC shall keep accurate minutes of its deliberations which record all proposed decisions and all actions recommended or taken. Drafts of the minutes shall be delivered to the Co-Chairs of the JSC within twenty (20) days after the meeting. The party hosting the meeting shall be responsible for the preparation and circulation of the draft minutes. Draft minutes shall be edited by the Co-Chairs and shall be issued in final form only with their approval and agreement as evidenced by their signatures on the minutes.

     2.2.5 Quorum; Voting; Decisions.
           -------------------------

      At each JSC meeting, at least two (2) member(s) appointed by each party shall constitute a quorum. Each JSC member shall have one vote on all matters before the JSC, provided that the member or members of each party present at a JSC meeting shall have the authority to cast the votes of any of such party's members on the JSC who are absent from the meeting. All decisions of the JSC shall be made by majority vote, provided that such vote is supported by at least one representative from each party. All JSC member actions shall be made in consultation with the management of the party appointing such member. In the event that the JSC is unable to resolve any matter before it, such matter shall be referred at the request of either party to the Chief Executive Officer of CHEMGENICS or some other individual nominated by him or her, and the President of Wyeth-Ayerst Research or some other individual nominated by him or her, for attempted resolution by good faith negotiations. If such officers cannot resolve the matter, each party may, at its own expense, appoint an unaffiliated scientific or other appropriate expert to advise such officers on the matter. The scientific or other appropriate experts shall be reasonably acceptable to the other party and shall be chosen based on their experience and expertise in the particular type of issue which is unresolved. The experts shall render a written advisory opinion to such officers, which may be considered by such officers in an attempt to resolve the issue.

     2.2.6 Expenses.
           --------

     CHEMGENICS and WYETH-AYERST shall each bear all expenses of their respective JSC members related to their participation on the JSC and attendance at JSC meetings, and of any scientific experts appointed by them pursuant to
Section 2.2.5.

     2.2.7 Project Leaders.
           ---------------

     CHEMGENICS and WYETH-AYERST shall each appoint a "Project Leader" who shall serve as such party's primary technical liaison with the other party to discuss technical matters pertaining to the R & D Program.

     2.2.8 Project Management Team.
           -----------------------

     CHEMGENICS and WYETH-AYERST shall establish a "Project Management Team" (the "PMT"), which will act on behalf of the two companies and which shall manage the R & D Program as directed by the JSC. CHEMGENICS and WYETH-AYERST each shall appoint, in their sole discretion, three members to the PMT, which shall include the Project Leaders. Substitutes or alternates for the Project Leaders or other PMT members may be appointed at any time by notice in writing to the other party. The parties may mutually agree to change the size of the PMT as long as there shall be an equal number of representatives of each party on the PMT.

     The initial Project Leaders and other PMT members shall be designated by the parties upon execution of this Agreement. The PMT shall meet, keep minutes and establish operating procedures as directed by the JSC.

     The PMT shall be chaired by the two Project Leaders.

2.3  RESEARCH AND DEVELOPMENT TERM.
     -----------------------------

     2.3.1 Term of the R & D Program.
           -------------------------

     The Research Phase of the R & D Program shall terminate five (5) years after the Project Commencement Date unless extended as provided below or unless earlier terminated by either party pursuant to the termination provisions below (hereinafter the "Research Term").

     2.3.2 Extension of the Research Term.
           ------------------------------

     The Research Term may be extended upon six (6) months prior notice by mutual written agreement of the parties on terms to be agreed upon between the parties.

     2.3.3 Early Termination of the R & D Program.
           --------------------------------------

     (a) The R & D Program may be terminated by either party upon breach by the other of the obligation to pay any amount due hereunder, or upon breach of any other material obligation or condition, effective thirty (30) days after giving written notice to the other of such termination in the case of a payment breach and ninety (90) days after giving written notice to the other of such termination in the case of any other breach, which notice shall describe such breach in reasonable detail. The foregoing notwithstanding, (i) if the default or breach is cured or shown to be non-existent within the aforesaid thirty (30) or ninety (90) day period, the notice shall be deemed automatically withdrawn and of no effect, and (ii) as to an alleged breach expressly set forth with reasonable detail to be the subject of a good faith dispute as to whether or not such payment is due and owing or whether a breach of any other material obligation or condition has occurred, within the aforesaid thirty (30) day or ninety (90) day period, the running of the remainder of the thirty (30) day or ninety (90) day period shall be tolled until the dispute is resolved.

     (b) If either party files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within ninety (90) days of the filing thereof, then the other party may terminate the R & D Program upon notice to such party.

     (c) WYETH-AYERST may terminate the R & D Program at its sole discretion (i) in the event of the "Acquisition" of CHEMGENICS by a third party, (ii) if CHEMGENICS is no longer generally engaged in drug discovery as a primary business activity or is generally unable to perform the types of obligations set
forth herein or (iii) if there have not been at least [       ] Accepted Targets
approved by the JSC by the [     ] anniversary of the Project Commencement Date
and there have not been at least [       ] Discovery Projects designated by the
JSC by such [     ] anniversary. For purposes hereof, an "Acquisition" shall be deemed to have occurred if CHEMGENICS shall consolidate or merge with another entity, or convey, sell or lease to another entity all or substantially all of the stock, assets or business of CHEMGENICS and its subsidiaries, taken as a whole, or suffer a Change in Control in which another entity shall come to control CHEMGENICS. Change of Control as used herein shall mean any transaction or event as a result of which any other entity acquires or for the first time controls and is able to vote without restriction (directly or through nominees or beneficial ownership) fifty percent (50%) or more of the capital stock of CHEMGENICS outstanding at the time having the power ordinarily to vote for directors of CHEMGENICS.

     (d) Any termination of the R & D Program shall be without prejudice to the rights of either party against the other, then accruing or otherwise accrued under this Agreement.

     (e) Upon any early termination of the R & D Program by CHEMGENICS under section 2.3.3(a) or (b), the provisions of Sections 8.7.3(a), (b), and (c) shall apply as if all licenses granted to WYETH-AYERST under Section 8.1 had been terminated.

     (f) The licenses granted to WYETH-AYERST pursuant to Section 8.1(b) hereof shall survive early termination of the R & D Program by WYETH-AYERST under this
Section 2.3.3. Further, as of the effective date of such early termination by WYETH-AYERST of the R & D Program, WYETH-AYERST shall be released from its future obligations of equity funding and research funding, pursuant to Sections 3.1, 3.2, and 3.3 hereof, except for any obligations which have accrued but have not been satisfied as of such termination date.

2.4  PRODUCT DEVELOPMENT
     -------------------

     2.4.1 Identification of Candidate Compounds for Pre-Project Status.
           -------------------------------------------------------------

     WYETH-AYERST and CHEMGENICS agree that a priority of the R & D Program shall be to demonstrate as quickly as possible the antibacterial activity in humans of a safe and effective Antibacterial Product in each Activity Profile. At such time as CHEMGENICS or WYETH-AYERST has identified a CHEMGENICS Compound or a WYETH-AYERST Compound discovered or developed by it (or jointly by it and the other party) in the R & D Program which it believes should receive Pre-Project Status, it shall notify the JSC in writing, and shall provide to the JSC the data and information demonstrating that the Compound satisfies the criteria for Pre-Project Status.

     2.4.2 Designation of Antibacterial Products
           -------------------------------------

     At the request of CHEMGENICS or WYETH-AYERST, within thirty (30) days after receipt of notice pursuant to 2.4.1 above, the JSC shall review the data and information and shall notify the parties in writing of its determination as to whether or not it believes the Compound should be given Pre-Project Status and therefore be designated as a candidate for Pre-Project Status (a "Pre-Project Status Candidate"). At the request of the JSC, either party, as appropriate, shall provide the JSC with such additional data as the JSC shall reasonably request, provided such party can reasonably obtain same. Any negative determination by the JSC that it does not so recommend, shall be accompanied by a detailed explanation of the reasons therefor.

If the JSC does not act within such thirty (30) day period, it will be deemed to have designated the Compound as a Pre-Project Status Candidate. Upon designation of a Compound as a Pre-Project Status Candidate, [



















                                                              ] Upon issuance of
an "Antibacterial Product Designation" the Compound will become an "Antibacterial Product," Schedule I will be amended to include such Compound, and such Antibacterial Product shall be deemed to be included in the license to WYETH-AYERST pursuant to Section 8 hereof. If a Compound is designated as an Antibacterial Product, its development will no longer be under the purview of the JSC, but will be the sole responsibility of WYETH-AYERST. WYETH-AYERST will appoint Discovery and Pre-Project Teams to manage the development thereof, with CHEMGENICS having at least one representative on each such Team.

     2.4.3 Pre-Project Status Compounds Not Selected by WYETH-AYERST as
           ------------------------------------------------------------
           Antibacterial Products.
           ----------------------

     In case of failure by WYETH-AYERST to issue an Antibacterial Product Designation with respect to a particular CHEMGENICS Compound as provided in
Section 2.4.2, CHEMGENICS will not market nor grant rights in the Field in the Territory to such Compound to any party for the longer of: (i) so long as WYETH-AYERST is actively and diligently involved in the development and/or the marketing of an Antibacterial Product in the Field in the Territory in the same Activity Profile or (ii) until one year after the end of the Research Term. CHEMGENICS shall have rights with respect to the commercialization of such CHEMGENICS Compounds in the Territory solely as set forth in Section 2.5 hereof.

     2.4.4 Development Obligations.
           -----------------------

     WYETH-AYERST agrees that it will exert commercially reasonable drug development and marketing efforts that are consistent with those efforts undertaken in its own global pharmaceutical business to develop and market in the Field, throughout such areas of the Territory as it may reasonably determine, at its own expense, Antibacterial Products incorporating or derived from any Compounds which receive Antibacterial Product Designation (a "Drug Development Program").

     2.4.5 Reports.
           -------

     WYETH-AYERST will keep CHEMGENICS fully informed concerning the status of the Drug Development Program for each Antibacterial Product, it being understood that all such information is Confidential Information subject to all the terms and conditions of this Agreement, and particularly Article 5 hereof. WYETH-AYERST shall (a) report to CHEMGENICS in reasonable detail no less frequently than quarterly concerning all aspects of such development and commercialization activities; (b) provide CHEMGENICS with access to Technology and Confidential Information employed in or arising out of such development and commercialization activities; (c) provide CHEMGENICS with summaries of all regulatory filings filed in connection with such Products, together with all clinical protocols and material correspondence with regulatory authorities in the United States and other countries; and (d) provide such other information concerning such development and commercialization activities as CHEMGENICS shall reasonably request.

2.5  COMMERCIALIZATION RIGHTS.
     ------------------------

     (a) Except as otherwise provided herein, (i) WYETH-AYERST shall have the exclusive right to develop and commercialize Antibacterial Products which are derived from either CHEMGENICS Products or WYETH-AYERST Products in the Territory for use in the Field; and

          (ii) commencing one year after the end of the Research Term, CHEMGENICS shall have the exclusive right in the Territory and in the Field to develop and commercialize any Compound which is a CHEMGENICS Product, but not an Antibacterial Product being developed by WYETH-AYERST, by itself or with a third party and shall have an exclusive right of first refusal as set forth in Section 2.6 hereof to develop and commercialize by itself or with a third party, any WYETH-AYERST Product that WYETH-AYERST makes available for licensing in the Field; provided, however, that CHEMGENICS shall have no such rights under subsection (ii) hereof if WYETH-AYERST has designated and is developing another Compound as an Antibacterial Product hereunder, which has the same Activity Profile; and, provided further, that CHEMGENICS shall not have the right of first refusal set forth above for WYETH-AYERST Products if WYETH-AYERST has terminated the R & D Program in accordance with Section 2.3.3(a), 2.3.3(b), or clause (i) of Section 2.3.3(c) hereof. Licenses for all such rights shall be granted in accordance with the terms of Section 8 hereof.

     (b) Except as set forth in Section 2.5(c) or Section 2.7, if either party wishes to develop and commercialize an Antibacterial Product listed on
          Schedule I for use outside the Field, it shall notify the other party. If both parties have the right to engage in such development and commercialization, then such opportunities shall be reasonably considered by both parties and shall only be pursued upon terms mutually agreeable to both parties.

     (c) Notwithstanding the foregoing, WYETH-AYERST will have an exclusive right of first refusal as set forth in Section 2.6 hereof to license Compounds and related Technology which reach Pre-Project Status for use in the prevention and treatment of bacterial disease in animals, said right vesting in WYETH-AYERST as of the date of designation of such Compound as an Antibacterial Product.

     (d) If at any time WYETH-AYERST elects to discontinue the development or commercialization of an Antibacterial Product in the Field, (i) it shall promptly notify CHEMGENICS, whereupon, WYETH-AYERST's license to such Antibacterial Product from CHEMGENICS will be terminated, and,
          (ii) commencing one year after the end of the Research Term and provided that WYETH-AYERST is not actively developing another Antibacterial Product in the same Activity Profile, (a) CHEMGENICS will have the right to develop and commercialize any such

          Antibacterial Product which is a CHEMGENICS Product itself or with a third party on the same basis as if the license for such Antibacterial Product had been terminated by CHEMGENICS pursuant to Section 8.7.2 hereof and (b) CHEMGENICS shall have a right of first refusal as set forth in Section 2.6 hereof related to any such Antibacterial Product which is a WYETH-AYERST Product that WYETH-AYERST makes available for licensing in the Field.

     (e) In the event CHEMGENICS exercises its right to develop and commercialize any Antibacterial Product as permitted in Section 2.5(a) or 2.5(d) above, it shall give WYETH-AYERST written notice specifying the Antibacterial Product to be developed and commercialized.

     (f) At the request of CHEMGENICS, and provided that CHEMGENICS can reasonably demonstrate to WYETH-AYERST that it has appropriate capabilities, the parties will discuss CHEMGENICS' participation in marketing, co-marketing, co-promoting or manufacturing Antibacterial Products, but WYETH-AYERST will not be obligated to agree to CHEMGENICS' participation in such activities.

     (g) For the purposes of this Section, any Product which is within the definition of both a WYETH-AYERST Product (as set forth in Section 1.33) and a CHEMGENICS Product

          (as set forth in Section 1.6) shall be treated for the purposes hereof as being jointly owned and the provisions applying to CHEMGENICS Products shall apply to CHEMGENICS' ownership interest therein and the provisions applying to WYETH-AYERST Products shall apply to WYETH-AYERST's ownership interest therein.

2.6  RIGHT OF FIRST REFUSAL.
     ----------------------

     In the event that either party has a right of first refusal hereunder, the other party (the "Offering Party") shall give written notice to the party having such right (the "Receiving Party") specifying in reasonable detail the rights that the Offering Party intends to license (the "Offer"). The Receiving Party shall have thirty (30) days after the date of the Offer to provide a written response to the Offering Party (the "Response") as to whether or not it wishes to enter into negotiations with the Offering Party with respect to such rights. If the Response states that the Receiving Party wishes to enter into negotiations with the Offering Party, the parties shall negotiate in good faith the licensing of such rights for a period of ninety (90) days from the date of the Response. If the Response is not received within the thirty (30) day response period or if the Receiving Party declines to enter into negotiations or if the parties do not agree upon and execute a written agreement within the ninety (90) day negotiation period, the Offering Party shall thereafter have the right to negotiate with third parties with respect to such rights. However, prior to the execution of any definitive agreement with any third party, the Offering Party shall provide the complete terms of such agreement to the Receiving Party and the Receiving Party shall have a period of fifteen (15) days in which to accept such agreement for itself or to decline the execution of such agreement, after which time the Offering Party may execute such Agreement with any other party.

2.7  RIGHT OF FIRST NEGOTIATION FOR H. PYLORI INFECTION.
     --------------------------------------------------

     In addition to the foregoing commercialization rights granted hereunder to WYETH-AYERST, during the Research Term, in the event that CHEMGENICS determines to undertake a program to develop and commercialize for itself or to license to any non-Affiliate rights to develop, make, use, offer for sale, sell and import any product having potential use for treatment of H. pylori infection in humans for use in peptic ulcer disease or gastritis (an "H. pylori Program"), CHEMGENICS shall give written notice to WYETH-AYERST, specifying in reasonable detail the H. pylori Program that CHEMGENICS intends to pursue and any rights CHEMGENICS intends to license or the product which it intends to develop (the "CHEMGENICS Notice"). WYETH-AYERST shall have thirty (30) days after the date of the CHEMGENICS Notice to provide a written response to CHEMGENICS ("WYETH-AYERST Response") as to whether or not it wishes to enter into negotiations with CHEMGENICS concerning such H. pylori Program. If CHEMGENICS does not receive a WYETH-AYERST Response within such thirty (30) day period or if WYETH-AYERST declines to enter into negotiations, CHEMGENICS shall thereafter have the right, alone or in collaboration with a third party, to pursue development, commercialization or licensing of the rights which were the subject of the CHEMGENICS Notice free of any restriction or limitation, or duty to WYETH-AYERST whatsoever. If the WYETH-AYERST Response states that WYETH-AYERST wishes to enter into negotiations with CHEMGENICS, the parties shall negotiate in good faith the licensing of such rights to WYETH-AYERST for a period of sixty
(60) days from the date of the WYETH-AYERST Response.

     If the parties do not agree upon and execute a written agreement for such rights within such sixty (60) day period, as such period may be extended by written agreement of both parties, WYETH-AYERST shall set forth in writing in detail its "last best offer" with respect to such development, commercialization or licensing of rights. If CHEMGENICS does not accept such last best offer, CHEMGENICS will furnish WYETH-AYERST with a written statement that it rejects such last best offer, and CHEMGENICS shall thereafter have the right, alone or in collaboration with a third party, to pursue development, commercialization or licensing of the rights which were the subject of the CHEMGENICS Notice, but only on terms reasonably believed by CHEMGENICS to be more favorable in the aggregate to CHEMGENICS than WYETH-AYERST's last best offer. Both parties recognize that in evaluating the favorability to CHEMGENICS of development, commercialization or licensing terms, numerous factors may be taken into account and given appropriate weight, including without limitation, the amount of upfront payments, the amount and timing of subsequent payments, the royalty rate(s), the definition of territory, the purchase and pricing of equity, the identity, experience and market position of the other party in the relevant markets, and the contribution of patent or other intellectual property rights material to the commercial success of CHEMGENICS. Moreover, WYETH-AYERST agrees that CHEMGENICS is entitled to assign reasonable value to comarketing, copromotion, manufacturing or patent rights or other consideration that CHEMGENICS receives in return for the rights granted by CHEMGENICS.

2.8  RETAINED RIGHTS.
     ---------------

     Except as set forth herein, and in particular as set forth in Sections 2.5(b) and 2.5(c) hereof, nothing in this Agreement shall limit in any respect the right of either party to conduct research and development with respect to and market products outside the Field using any of such party's technology, information, or otherwise.

                                   3. FUNDING
                                      -------

3.1  EQUITY INVESTMENTS.
     ------------------

     WYETH-AYERST will make three equity investments in CHEMGENICS in accordance with the terms of a Series E Preferred Stock Purchase Agreement of even date herewith (the "Stock Purchase Agreement"):

     1.   $5 million on the Effective Date of this Agreement

     2. $5 million as set forth in Section 1.03(b) of the Stock Purchase Agreement.

     3. $3 million as set forth in Section 1.03(c) of the Stock Purchase Agreement.

3.2  RESEARCH FUNDING.
     ----------------

     In partial consideration of the work to be done by CHEMGENICS in the R & D Program, WYETH-AYERST will pay CHEMGENICS non-refundable research payments of
[         ] per month during the initial three-year-period of the Research Term commencing retroactively as of October 1, 1996. During the fourth and fifth years of the Research Term, WYETH-AYERST will pay CHEMGENICS [




                                                          ]  Such payments will
be made in advance, on or before the first day of each calendar quarter, with the first and last payments prorated in the event that the Effective Date is not the first day of a calendar quarter. The first research payment shall be made simultaneously with the execution of this Agreement and shall include all amounts necessary to make WYETH-AYERST current in research payments due since October 1, 1996. WYETH-AYERST will fund its own activities under the R & D Program.

3.3  ADDITIONAL R&D PAYMENTS.
     -----------------------

     WYETH-AYERST will make additional research payments to CHEMGENICS within 30 days of the determination (as set forth in

Section 3.5) of the achievement of certain research goals as set forth below. If any goal is achieved during the term of this Agreement, the payment for such goal will be absolutely due and payable.

[
















                                                                          ]

[











                                                                         ]

3.4  MILESTONE PAYMENTS.
     ------------------

     WYETH-AYERST will make payments to CHEMGENICS within thirty (30) days after the determination (as set forth in Section 3.5) of the achievement of each of the milestones set forth below for each of the Activity Profiles to be pursued under the R & D Program. If any milestone is achieved during the term of this Agreement, the payment for such milestone will be absolutely due and payable.

Milestone                                                        Payment
---------                                                        -------
[



                                                                           ]

[





                                                                           ]

3.5  DETERMINATION THAT GOALS AND MILESTONES ARE ACHIEVED.
     ----------------------------------------------------
     In the event that CHEMGENICS believes any research goal or milestone has been achieved, it shall so notify the JSC in writing and shall provide to the JSC the data and information demonstrating that the research goal or milestone has been achieved. Within thirty (30) days, the JSC shall review the data and information and shall certify in writing whether or not the research goal or milestone has been achieved. Any negative determination shall be accompanied by a detailed explanation of the reasons therefor. If the JSC does not take action within such thirty (30) day period, the research goal or milestone shall be deemed to have been achieved.

3.6  RESEARCH AND DEVELOPMENT TAX CREDITS.
     ------------------------------------
     Each party shall be entitled to seek the benefit of any research and development tax credits arising out of any research paid for by such party or its Affiliates. CHEMGENICS acknowledges that, to the extent appropriate, research payments made hereunder, including Sections 3.2, 3.3 and 3.4, are made in furtherance of research, and may entitle WYETH-AYERST to seek research tax credits.

                               4. OTHER TECHNOLOGY
                                  ----------------
4.1  OTHER TECHNOLOGY.
     ----------------
     The parties hereto acknowledge that WYETH-AYERST may engage in development and commercialization of antibacterial products, through internal research efforts and in collaboration with others, and that both WYETH-AYERST and CHEMGENICS may engage in discussions or may enter into agreements with other parties relative to development and commercialization of other pharmaceutical products. Accordingly, nothing contained in this Agreement shall be construed as limiting the right of either party to engage in any such discussions or third party agreements, and any benefits or obligations arising from such independent transactions shall inure solely to the party participating therein.

     Notwithstanding the foregoing, but subject to Section 2.2.1, it is contemplated hereunder that WYETH-AYERST may elect, at its sole discretion, to place other technologies at its disposal into the collaboration hereunder to the extent it is permitted to do so. If WYETH-AYERST makes such an election, it will in no way affect the rights and obligations of the parties hereto except as expressly set forth herein without the prior written consent of CHEMGENICS, which consent shall not be unreasonably withheld.

                    5. TREATMENT OF CONFIDENTIAL INFORMATION
                       -------------------------------------
5.1  CONFIDENTIALITY.
     ---------------

     5.1.1 General.
           -------
     CHEMGENICS and WYETH-AYERST each recognize that the other party's Confidential Information constitutes highly valuable and proprietary confidential information. Subject to the terms and conditions of Section 8, CHEMGENICS and WYETH-AYERST each agree that during the R & D Program and the License Term and for five (5) years thereafter, it will keep confidential, and will cause its employees, consultants, Affiliates and licensees and sublicensees to keep confidential, all Confidential Information of the other party that is disclosed to it, or to any of its employees, consultants, Affiliates and licensees and sublicensees, pursuant to or in connection with this Agreement. Neither CHEMGENICS nor WYETH-AYERST nor any of their respective employees, consultants, Affiliates and licensees and sublicensees shall use Confidential Information of the other party for any purpose whatsoever except as expressly permitted in this Agreement. Notwithstanding the foregoing, WYETH-AYERST will reasonably cooperate with CHEMGENICS in the making of reasonable, confidential disclosures of Confidential Information to investment bankers, investors and potential investors of CHEMGENICS.

     5.1.2 Restricted Access.
           -----------------
     CHEMGENICS and WYETH-AYERST each agree that any disclosure of the other party's Confidential Information to any of its officers, employees, consultants or agents or those of any of its

Affiliates and licensees and sublicensees shall be made only if and to the extent necessary to carry out its rights and responsibilities under this Agreement with respect to the Field, shall be limited to the maximum extent possible consistent with such rights and responsibilities and shall only be made to persons who are bound by written confidentiality agreements to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement. CHEMGENICS and WYETH-AYERST, for themselves and their Affiliates, each agree not to disclose the other party's Confidential Information to any third parties under any circumstance without prior written approval from the other party, except as required in any patent application or patent prosecution, in any application for regulatory approval for testing, manufacture or sale of an Antibacterial Product subject to this Agreement, or as otherwise required by law, and except as otherwise reasonably required to exercise such party's rights under this Agreement. However, before disclosing the other party's Confidential Information in connection with a patent application, patent prosecution or regulatory application or as otherwise required by law, the disclosing party shall provide a copy of such intended disclosure to the other party. If the other party so requests and where permitted by law or regulation, the disclosing party shall redact such portion of the intended disclosure as reasonably requested. Each party shall take such action, and shall cause its Affiliates and licensees and sublicensees to take such action, to preserve the confidentiality of each other's Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information, and in no event, less than reasonable care. Each party, upon the other's request, will return all the Confidential Information disclosed to it by the other party pursuant to this Agreement, including all copies and extracts of documents, within sixty (60) days of the request following the termination of this Agreement; provided that a party may retain Confidential Information of the other party relating to any license or right to use Technology which survives such termination and one copy of all other Confidential Information may be retained in confidential and inactive archives solely for the purpose of establishing the contents thereof.

     5.1.3 Employee Confidentiality Agreements.
           -----------------------------------
     CHEMGENICS and WYETH-AYERST each represents that all of its employees and all of the employees of its Affiliates, and any consultants to such party or its Affiliates, participating in the R & D Program who shall have access to Confidential Information of the other party are bound by written agreements to maintain such information in confidence and not to use such information except as expressly permitted herein. Each party agrees to enforce confidentiality obligations to which its employees and consultants (and those of its Affiliates) are obligated.

5.2  PUBLICITY.
     ---------
     Neither party may disclose the existence or terms of this Agreement without the prior written consent of the other party; provided, however, that either party may make such a disclosure to the extent required by law, subject to the provisions of redaction set forth in 5.1.2 hereof, and that CHEMGENICS may make a disclosure of the existence and terms of this Agreement to investors, prospective investors, lenders and other financing sources, or for products for which rights in the Field are granted to CHEMGENICS hereunder, and subject to the provisions of redaction set forth in 5.1.2 hereof. The parties, upon the execution of this Agreement and from time to time thereafter, will agree to news releases for publication in general circulation periodicals and newswires. Once any written statement is approved for disclosure by both parties, either party may make subsequent public disclosure of the contents of such statement without the further approval of the other party.

5.3  PUBLICATION.
     -----------
     It is expected that each party may wish to publish the results of its research under this Agreement. In order to safeguard intellectual property rights, the party wishing to publish or otherwise publicly disclose the results of its research hereunder shall first submit a draft of the proposed scientific manuscripts, abstracts or other proposed public presentations, to the JSC for review, comment and consideration of appropriate patent action at least four (4) weeks prior to any submission for publication or other public disclosure. Within twenty (20) days of receipt of the prepublication materials, the JSC will advise the party seeking publication as to whether a patent application will be prepared and filed or whether trade secret protection should be pursued and, if so, the JSC will, in cooperation with both parties, determine the appropriate timing and content of any such publications.

5.4  PROHIBITION ON HIRING.
     ---------------------
     Neither WYETH-AYERST nor its Affiliates shall, without CHEMGENICS' prior written approval, during the R & D Program, but in any event for at least five
(5) years from the Effective Date, solicit (directly or indirectly) or hire any person who was employed by CHEMGENICS or its Affiliates, whether such person is hired as an employee, investigator, independent contractor or otherwise, without the express written consent of CHEMGENICS. This restriction shall not apply to any CHEMGENICS employee who did not participate in the R&D Program and who actively seeks employment with WYETH-AYERST and initiates contact with WYETH-AYERST regarding same.

                         6. INTELLECTUAL PROPERTY RIGHTS
                            ----------------------------

6.1  DISCLOSURE OF INVENTIONS.
     ------------------------
     Each party shall promptly inform the other and the JSC about all inventions in the Field that are conceived, made or developed in the course of carrying out the R & D Program by employees or consultants of either of them or their Affiliates alone or jointly with employees or consultants of the other party or its

Affiliates. The following provisions shall apply to rights in the intellectual property developed by CHEMGENICS or WYETH-AYERST, or both, during the course of carrying out the R & D Program.

6.2  OWNERSHIP.
     ---------

     6.2.1 CHEMGENICS Intellectual Property Rights.
           ---------------------------------------
     CHEMGENICS shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any Technology developed solely by CHEMGENICS (collectively, the "CHEMGENICS Owned Technology"), with full rights to license or sublicense, subject to WYETH-AYERST's rights hereunder. Without limiting the foregoing, subject to the licenses granted in Section 8 hereof and WYETH-AYERST's rights under Section 8.6 hereof, CHEMGENICS shall be the sole owner of all Patent Rights, all trade secret rights and any other intellectual property rights in the CHEMGENICS Owned Technology, including the sole and exclusive right to exclude others from making, using, selling, offering for sale or importing the CHEMGENICS Owned Technology or any products based on or derived from the CHEMGENICS Compounds or any other CHEMGENICS Owned Technology.

     6.2.2 WYETH-AYERST Intellectual Property Rights.
           -----------------------------------------
     WYETH-AYERST shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any Technology developed solely by WYETH-AYERST without use of CHEMGENICS Technology, including any compounds obtained by WYETH-AYERST other than as a result of the R&D Program ("WYETH-AYERST Owned Technology"), with full rights to license or sublicense, subject to CHEMGENICS' rights hereunder. Without limiting the foregoing, subject to the licenses granted hereunder and CHEMGENICS' rights under Section 8.6 hereof, WYETH-AYERST shall be the sole owner of all Patent Rights, all trade secret rights and any other intellectual property rights in the WYETH-AYERST Owned Technology, including the sole and exclusive right to exclude others from making, using, selling, offering for sale or importing the WYETH-AYERST Owned Technology or any products based on or derived from the WYETH-AYERST Compounds or any other WYETH-AYERST Owned Technology.

     6.2.3 Joint Technology.
           ----------------
     WYETH-AYERST and CHEMGENICS shall jointly own (a) all Technology jointly invented by both CHEMGENICS and WYETH-AYERST in the R & D Program without the use of CHEMGENICS Technology and (b) all Technology developed by WYETH-AYERST with the use of CHEMGENICS Technology (the "Joint Technology") and shall jointly own all Joint Patent Rights. Each party shall have rights to use Joint Technology and Joint Patent Rights outside the Field, subject to the provisions of Article 2.5 hereof.

     6.2.4 Rights Outside the Field.
           ------------------------
     Except as specifically set forth herein, each party shall have the sole and exclusive right, including rights under its own interests in any Joint Technology and any Patent Rights thereon and rights to grant sublicenses thereunder, to develop, have developed, make, have made, use, distribute for sale, sell, offer for sale and import any products which are derived from its

Compounds other than Antibacterial Products listed on Schedule I for all uses outside the Field.

6.3  PATENT COORDINATORS.
     -------------------
     CHEMGENICS and WYETH-AYERST shall each appoint a Patent Coordinator who shall serve as such party's primary liaison with the other party on matters relating to patent filing, prosecution, maintenance and enforcement. Each party may replace its Patent Coordinator at any time by notice in writing to the other party. The initial Patent Coordinators shall be designated by the parties upon execution of this Agreement.

6.4  INVENTORSHIP.
     ------------
     In case of dispute between CHEMGENICS and WYETH-AYERST over inventorship, the JSC, with the advice of the parties and mutually acceptable outside patent counsel, shall make the determination of the inventor(s) by application of the standards contained in United States patent law. The JSC, with the advice of the Patent Coordinators and mutually acceptable outside patent counsel, shall also, in the case of dispute, make the determination as to whether an invention is Joint Technology.

6.5  TRADEMARKS.
     ----------
     WYETH-AYERST, its Affiliates, distributors, assignees, licensees and sublicensees, shall have the absolute right to use, and in its sole discretion, register any trademarks, tradenames and/or tradedress WYETH-AYERST may choose, in connection with the Antibacterial Products licensed to it hereunder provided that the label for any such Antibacterial Product shall contain the words

"Manufactured under license from ChemGenics Pharmaceuticals Inc." in reasonably prominent type, consistent with applicable regulatory and labeling requirements. Except as provided by Section 8.7.3(b)(i) hereof, CHEMGENICS shall have no right, title, or interest in or to any trademark, tradenames or tradedress which WYETH-AYERST, its Affiliates, distributors, assignees, licensees or sublicensees may use on or in connection with Antibacterial Products, or the packaging, advertising, promotion, labeling, marketing or selling thereof. Further, and for so long as WYETH-AYERST, its Affiliates, distributors, assignees, licensees or sublicensees shall have any interest in or to any such trademarks, tradenames, or tradedress whether as proprietor, owner, licensee, or licensor, in the Territory or any part thereof, CHEMGENICS shall not adopt, use, apply for registration, register, own or acquire such trademark, tradename or tradedress, or any mark, name or tradedress confusingly similar thereto.

                7. PROVISIONS CONCERNING THE FILING, PROSECUTION
                   ---------------------------------------------
                        AND MAINTENANCE OF PATENT RIGHTS
                        --------------------------------
     The following provisions relate to the filing, prosecution and maintenance of Patent Rights during the term of this Agreement:

7.1  FILING OF PATENTS.
     -----------------
     In consultation with the Patent Coordinators, the JSC will coordinate the determination of what patents will be filed on Technology developed under the R & D Program. Each party will be responsible for the filing and prosecution (including the defense of interferences and similar proceedings) of any such patents for which it is the sole inventor, provided that the other party will have the opportunity to provide substantive review and comment on any such filing and prosecution. Responsibility for filing and prosecution of patents (including the defense of interferences and similar proceedings) on Joint Technology will be agreed upon by the parties on a case-by-case basis and handled by mutually acceptable outside patent counsel charged with the duty to act in the best interests of both parties. Each party shall also promptly give notice to the other of the grant, lapse, revocation, surrender, invalidation or abandonment of any Patent Rights for which it has responsibility. If at any time, either party wishes to discontinue the prosecution of any such patent(s) owned solely by it, such party shall promptly give notice of such intention to the other party. The party receiving such notice shall have the right, but not the obligation, to assume responsibility for the prosecution of any such patent(s) by giving notice to the party wishing to discontinue such prosecution of such intention within thirty
(30) days and such patents shall thereafter be exclusively licensed to the party assuming the responsibility for prosecution or maintenance of the Patent Right under this Agreement, in accordance with the license grant of Section 8 hereof.

7.2  EXPENSES.
     --------
     CHEMGENICS will bear the costs of the prosecution and maintenance of all patents for which it has prosecution and maintenance responsibilities pursuant to Section 7.1 hereof in the territories of the United States, countries covered by the European Patent Office and Japan. WYETH-AYERST will determine the countries in which patent applications will be filed and shall bear the costs of the prosecution and maintenance of all patents filed pursuant to this Agreement except as set forth in the preceding sentence or the following sentence. If CHEMGENICS wishes to file a patent application on CHEMGENICS Technology in a country not selected by WYETH-AYERST, CHEMGENICS may do so at its own expense. The parties shall cooperate with each other in gaining patent term restoration or similar extensions or continuations of rights under Patent Rights.
                                8. LICENSE RIGHTS
                                   --------------
8.1  LICENSE GRANTS.
     --------------
     (a) CHEMGENICS hereby grants to WYETH-AYERST a license under Technology, Confidential Information, and Patent Rights and CHEMGENICS' interests in Joint Technology and Joint Patent Rights, co-exclusive with CHEMGENICS, to research, discover, develop, and make Compounds and to use Accepted Targets solely to discover and develop Antibacterial Products for use in the Field in accordance with the R&D Program and during the R&D Term.

     (b) During the Commercial License Term, as to each Antibacterial Product listed on Schedule I hereto pursuant to the provisions of Section 2.4.2 hereof which is derived from either a CHEMGENICS Compound or a WYETH-AYERST Compound, CHEMGENICS hereby grants to WYETH-AYERST an exclusive license in the Territory including the right to grant sublicenses, to develop, have developed, make, have made, use, distribute for sale, offer for sale, sell and import such Antibacterial Product for use in the Field under any and all Patent Rights, Confidential Information, and Technology covering such Antibacterial Product owned by or licensed (with the right to grant sublicenses) to CHEMGENICS (including CHEMGENICS' interests in Joint Technology and Joint Patent Rights). Upon the expiration of the Commercial License Term for each Antibacterial Product, WYETH-AYERST shall have a paid up royalty free license to any and all Patent Rights, Confidential Information and Technology covering such Antibacterial Product for purposes of the manufacture, use, sale or import thereof.

     (c) For the avoidance of doubt, it is acknowledged that, pursuant to the terms of this Agreement (i) WYETH-AYERST shall have no license from CHEMGENICS under, access to or right to use, any Patent Rights or Technology owned by or licensed to CHEMGENICS, for any purpose other than those expressly set forth in the preceding paragraphs (a) and (b) hereof, including diagnostic purposes, and
(ii) CHEMGENICS shall have no license from WYETH-AYERST under, access to or right to use, any Patent Rights or Technology owned by or licensed to WYETH-AYERST, for any purpose other than those expressly set forth herein, including diagnostic purposes.

     8.2  TERM OF COMMERCIAL LICENSE.
          --------------------------
     The Commercial License Term as to each Antibacterial Product shall commence upon the issuance of an Antibacterial Product Designation pursuant to Section
2.4.2 with respect to the Antibacterial Product. The Commercial License Term for each Antibacterial Product shall continue on a country-by-country and product-by-product basis until the last to expire of the CHEMGENICS Patent Rights, WYETH-AYERST Patent Rights or Joint Patent Rights in any country in the Territory to which the license pertains, having at least one composition, method of manufacture, or therapeutic use Valid Claim that covers such composition,
method of manufacture or therapeutic use, or until the expiration of [        ]
from the First Commercial Sale in such country by WYETH-AYERST or its Affiliates, licensees or sublicensees of each Antibacterial Product, whichever is later. The license for each such Antibacterial Product shall be deemed a license separate and severable from licenses to other Antibacterial Products.

8.3  LICENSES AND SUBLICENSES TO THIRD PARTIES.
     -----------------------------------------
     If WYETH-AYERST grants a license or sublicense to a third party, WYETH-AYERST shall guarantee that such licensee or sublicensee will fulfill all of WYETH-AYERST's obligations under this Agreement; provided, however, that WYETH-AYERST shall not be relieved of its obligations pursuant to this Agreement as a result of such license or sublicense.

8.4  PAYMENT OF ROYALTIES, ROYALTY RATES, ACCOUNTING FOR
     ---------------------------------------------------
     ROYALTIES AND RECORDS.
     ---------------------

     8.4.1 Payment of Royalties to CHEMGENICS
           ----------------------------------
     The payment of royalties by WYETH-AYERST is in consideration of the provision of and licenses to Patents, Technology and Confidential Information granted hereunder, and for lead time provided for the acceleration of identifying novel compounds as potential products. WYETH-AYERST shall pay CHEMGENICS a royalty based on the Net Sales of Antibacterial Products in each country during the Commercial License Term for each such Antibacterial Product. For each Antibacterial Product, the royalty shall be calculated as follows:
[


                                                                             ]
Such royalty shall be determined based on total annual Net Sales of WYETH-AYERST and its Affiliates, licensees and sublicensees of each Antibacterial Product in each Fiscal Year.

     8.4.2 Credits and Offsets.
           -------------------
     Notwithstanding the foregoing, for all Net Sales by WYETH-AYERST or its Affiliates, licensees or sublicensees in the Territory of each particular Antibacterial Product, the royalty payments due to CHEMGENICS as specified above
are subject to a credit equal to [      ] of any Milestone Payments made by
WYETH-AYERST on such Antibacterial Product pursuant to the
provisions of Section 3.4 hereof; provided that such credits shall not reduce
the royalty payable on any Antibacterial Product in any year by more than [   ]
of the amount otherwise payable. Such [    ] of Milestone Payments will be
carried forward until credited in full against royalty payments on such Antibacterial Product.

     8.4.3 Reductions.
           ----------
[













                                                                          ]

     8.4.4 Outside Technology.
           ------------------
     If, solely as a result of the incorporation of any Outside Technology in the R & D Program as envisioned in Section 4.1, after application of the credits and reductions set forth in 8.4.2 and 8.4.3 above, the commercialization of any Antibacterial

Product hereunder becomes infeasible because of the overall level of royalties payable thereon, the parties will in good faith discuss the modification of the economic terms hereof in order to attempt to mitigate such circumstances.

    8.4.5 Payment Dates and Reports.
           -------------------------
     Royalties shall be paid by WYETH-AYERST on Net Sales within thirty (30) days after the end of each Fiscal Quarter in the Fiscal Year in which such Net Sales are made. Such payments shall be accompanied by a report showing the quantity and Net Sales of each Antibacterial Product sold by WYETH-AYERST or any Affiliate, licensee or sublicensee in each country, the applicable royalty rate for such Antibacterial Product, any credits or offsets to be applied, and a calculation of the amount of royalty due.

     8.4.6 Accounting.
           ----------
     The Net Sales used for computing the royalties payable to CHEMGENICS hereunder shall be computed, and royalties shall be paid, in U.S. dollars. For purposes of determining the amount of royalties due, the amount of Net Sales in any foreign currency shall be computed by converting such amount into U.S. dollars at the prevailing commercial rate of exchange for purchasing dollars with such foreign currency as reported in The Wall Street Journal on the last business day of the period to which a royalty payment relates.

     CHEMGENICS agrees that any tax burden levied by any countries foreign to the United States covered by this Agreement on receipt by CHEMGENICS of royalties from WYETH-AYERST under this Agreement shall be borne by CHEMGENICS. In the event that such tax is required to be withheld by WYETH-AYERST, its Affiliates, licensees or sublicensees, it shall deliver to CHEMGENICS a statement including the amount of tax withheld and justification therefor, and such other information as may be necessary for United States foreign tax credit purposes.

     8.4.7 Records.
           -------
     WYETH-AYERST, its Affiliates, licensees and sublicensees shall keep for five (5) years from the date of each payment of royalties complete and accurate records of sales by WYETH-AYERST and its Affiliates, licensees and sublicensees of each Antibacterial Product in sufficient detail to allow the accruing royalties to be determined accurately. CHEMGENICS shall have the right for a period of five (5) years after receiving any report or statement with respect to royalties due and payable to appoint an independent certified public accountant reasonably acceptable to WYETH-AYERST to inspect the relevant records of WYETH-AYERST and its Affiliates, licensees and sublicensees to verify such report or statement. WYETH-AYERST and its Affiliates, licensees and sublicensees shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from CHEMGENICS, solely to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any Fiscal Year nor more than once with respect to sales of any

Antibacterial Product in any given payment period. CHEMGENICS agrees, and will require that any such certified public accountant shall agree, to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for CHEMGENICS to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. The results of each inspection, if any, shall be binding on both parties. CHEMGENICS shall pay for such inspections, except that in the event there is any upward adjustment in aggregate royalties payable for any Fiscal Year of the inspected party shown by such inspection of more than five percent (5%) of the amount paid, WYETH-AYERST shall pay for such inspection.

     8.4.8 Overdue Royalties.
           -----------------
     Royalties not paid within the time period set forth in Section 8.4.5 shall bear interest at a rate per month equal to one-twelfth of the annual prime rate as published in the Wall Street Journal Eastern Edition on the date the payment was due from such due date until paid in full.

8.5  MANUFACTURING.
     -------------
     Each party will have the right to manufacture or have manufactured for itself and its Affiliates and sublicensees all Products to which it has rights under this Agreement. WYETH- AYERST will have sole right to manufacture or have manufactured

Antibacterial Products to which it has rights hereunder for use in the Field.

8.6  LEGAL ACTION.
     ------------
     8.6.1 Actual or Threatened Infringement.
           ---------------------------------
     (a) In the event either party becomes aware of any possible infringement or unauthorized possession, knowledge or use in the Field of any patent or other intellectual property which is the subject matter of this Agreement (collectively, an "Infringement"), that party shall promptly notify the other party and provide it with full details.

     WYETH-AYERST shall be responsible for the prosecution, prevention or termination of any Infringement at WYETH-AYERST's expense and with the sharing of recoveries as specified below. If WYETH-AYERST does not commence an action to prosecute, or otherwise take steps to prevent or terminate an Infringement within one hundred and twenty (120) days from such notice, then with respect to CHEMGENICS Owned Technology and Patent Rights and Joint Technology and Joint Patent Rights, or with respect to any WYETH-AYERST Patent Rights or Technology licensed to CHEMGENICS hereunder, CHEMGENICS shall have the right and option to take such reasonable action as CHEMGENICS considers appropriate to prosecute, prevent or terminate such Infringement. If either party determines that it is necessary or desirable for the other to join any such suit, action or proceeding, the second party shall execute all papers and perform such other acts as may be reasonably required in the circumstances.

     Each party shall, unless otherwise mutually agreed, bear the cost of any proceeding or suit under this Section 8.6.1(a) brought by it. In each case, the party bringing suit shall have the right first to reimburse itself out of any sums recovered in such suit or in its settlement for all reasonable costs and expenses, including reasonable attorney's fees, related to such suit or settlement. The remainder is next to be used to reimburse the other party for its costs and expenses so incurred. Any remaining amounts, and including as appropriate any non-monetary recovery or award, shall be divided on an equitable basis by the parties, to compensate the non-selling party for lost royalties, if any, and to compensate the party selling the product affected by the Infringement for its lost profits and market penetration. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Section by the other party for Infringement. If WYETH-AYERST lacks standing and CHEMGENICS has standing to bring any such suit, action or proceeding, then CHEMGENICS shall do so at the request of WYETH-AYERST and at WYETH-AYERST's expense.

     (b) In the event either party becomes aware of any possible infringement or unauthorized possession, knowledge or use outside the Field of any patent right or other intellectual property of CHEMGENICS which is the subject matter of this Agreement, that party shall promptly notify the other party and provide it with full details. CHEMGENICS shall have the right and option at its own expense to take such action as may be reasonably necessary to prosecute, prevent or terminate such infringement. If CHEMGENICS reasonably determines that it is necessary for WYETH-AYERST to join any such action, suit or proceeding, WYETH-AYERST shall execute all papers and perform such other acts as may be reasonably required in the circumstances and CHEMGENICS shall reimburse WYETH-AYERST for any reasonable costs incurred in connection therewith. CHEMGENICS shall have sole right to all sums recovered in such suit or its settlement unless the parties hereto have agreed otherwise in writing.

     (c) In any action under this Section 8.6, the parties shall fully cooperate with and assist each other. No suit under Section 8.6.1(a) or Section 8.6.1(b) regarding CHEMGENICS' patents or intellectual property may be settled by WYETH-AYERST without CHEMGENICS' consent. No suit under Section 8.6.1(a) regarding WYETH-AYERST's patents or intellectual property licensed to CHEMGENICS hereunder may be settled by CHEMGENICS without WYETH-AYERST's consent.

     8.6.2 Defense of Claims by WYETH-AYERST.
           ---------------------------------
     Notwithstanding anything to the contrary in this Agreement, in the event that any action, suit or proceeding is brought against CHEMGENICS or WYETH-AYERST or any Affiliate, licensee or sublicensee of WYETH-AYERST alleging the infringement of the intellectual property rights of a third party by reason of the discovery, development, manufacture, use, sale, importation or offer for sale of a Antibacterial Product by WYETH-AYERST or its

Affiliates, licensees or sublicensees, WYETH-AYERST will have the obligation to defend CHEMGENICS in such action, suit or proceeding at WYETH-AYERST's expense. CHEMGENICS shall have the right to separate counsel at its own expense in any such action or proceeding. The parties will cooperate with each other in the defense of any such suit, action or proceeding. The parties will give each other prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will furnish each other a copy of each communication relating to the alleged infringement. WYETH-AYERST shall not compromise, litigate, settle or otherwise dispose of any such suit, action or proceeding which involves the use of CHEMGENICS Owned Technology, Joint Technology, CHEMGENICS Patent Rights or Joint Patent Rights without CHEMGENICS' advice and prior consent, provided that CHEMGENICS shall not unreasonably withhold its consent to any settlement which does not have a material adverse effect on CHEMGENICS or CHEMGENICS' business.

8.7  TERMINATION AND DISENGAGEMENT.
     -----------------------------
     8.7.1 Events of Termination.
           ---------------------
     The events which permit a party to terminate the R & D Program as set forth in Sections 2.3.3(a) (taking into account the applicable cure periods) and 2.3.3(b) hereof with respect to the R&D Program shall also permit such party to terminate all of the licenses granted by such party hereunder ("Events of Termination"). The breach by either party of its obligation to pay any amount due hereunder with respect to a particular Antibacterial Product or the breach by either party of any other material obligation or condition with respect to a particular Antibacterial Product, including without limitation a breach by WYETH-AYERST of its guarantee under Section 12.11, shall constitute a "License Termination Event" hereunder with respect to the breaching party solely with respect to the license hereunder for such particular Antibacterial Product.

     8.7.2 Termination.
           -----------
     Upon the occurrence of any Event of Termination, the terminating party may, by written notice to the other party, terminate this Agreement or any or all of the licenses provided under this Agreement subject to the same periods of cure and other conditions as detailed in Section 2.3.3(a), (b), (d) and (e), said Sections incorporated herein mutatis mutandis. Upon the occurrence of any License Termination Event with respect to a particular Antibacterial Product, the terminating party may terminate the license with respect to the Antibacterial Product involved in such License Termination Event, effective thirty (30) days after giving written notice of such termination in the case of a payment breach and ninety (90) days after giving written notice of such termination in case of any other material breach, which notice shall describe the License Termination Event in reasonable detail. The foregoing notwithstanding, (i) if the License Termination Event is cured or shown to be non-existent within the aforesaid thirty (30) day or ninety (90) day period, the notice of termination shall be deemed automatically withdrawn and of no effect, and (ii) as to an alleged breach expressly set forth with reasonable detail to be the subject of a good faith dispute as to whether or not such payment is due and owing or whether a breach of another material obligation or condition has occurred within the aforesaid thirty (30) day or ninety (90) day period, the running of the remainder of the thirty (30) day or ninety (90) day period shall be tolled until the dispute is resolved. A License Termination Event which relates solely to any given license shall not be grounds for terminating this Agreement in its entirety or terminating any other license for any other Antibacterial Product.

     8.7.3 Effect of Termination.
           ---------------------

     (a) EFFECT OF TERMINATION ON LICENSE FROM CHEMGENICS. Upon termination by CHEMGENICS under Section 2.3.3(a), 2.3.3(b) or Section 8.7.2 hereof of any licenses granted to WYETH-AYERST hereunder with respect to any Antibacterial Product, all rights to the Antibacterial Product covered by such terminated license granted by CHEMGENICS to WYETH-AYERST hereunder under such terminated licenses shall immediately and automatically revert to CHEMGENICS. Without limiting the generality of the foregoing, all licenses and sublicenses granted by CHEMGENICS to WYETH-AYERST hereunder to the Antibacterial Product shall terminate automatically and WYETH-AYERST shall promptly transfer to CHEMGENICS all documents, instruments, and records embodying CHEMGENICS Technology and Joint Technology in its possession with respect to such Antibacterial Product without retaining any copies thereof. In such case, CHEMGENICS shall have the option to grant a direct license to any sublicensee of WYETH-AYERST with respect to such Antibacterial Product.

     (b) LICENSE FROM WYETH-AYERST AND TRANSFER OF REGULATORY APPLICATIONS. Upon termination by CHEMGENICS under Section 2.3.3(a), 2.3.3(b), or 8.7.2 of any license granted to WYETH-AYERST hereunder with respect to any Antibacterial Product and in the event that WYETH-AYERST is not developing or commercializing another Antibacterial Product in the same Activity Profile, WYETH-AYERST shall

          (i) grant CHEMGENICS an exclusive license under all of WYETH-AYERST's rights and interests in all Patent Rights, Joint Patents, Technology, and Joint Technology, and in all trademarks used uniquely and solely by WYETH-AYERST with respect to such Antibacterial Product, to develop, make, have made, use, offer for sale, distribute for sale, sell and import such Antibacterial Product in the Territory, or, in WYETH AYERST'S sole discretion and in lieu of such exclusive licenses, assign to CHEMGENICS any and all of its right, title, and interest in and to all or a portion of such Patents, Technology, or trademarks. In either event, CHEMGENICS shall assume all subsequent costs associated with searching, filing, prosecuting and maintenance of any such Patents, Technology or trademarks.

          Further, and provided to do so would not be in conflict with any legal or regulatory duties of WYETH-AYERST or its Affiliates, WYETH-AYERST shall:

          (ii) grant CHEMGENICS the right to use applicable WYETH-AYERST regulatory submissions, registrations, and approvals, or, where permissible by law or regulation in the particular country in question, assign to CHEMGENICS any such regulatory submission, registration, or approval in lieu of such grant of a right to use.

     (c) DOCUMENTATION. At the request of CHEMGENICS, WYETH-AYERST shall execute and deliver such bills of sale, assignments and licenses and other documents as may be necessary to fully vest in CHEMGENICS all right, title and interest to which it is entitled as aforesaid pursuant to this Section 8.7.3.

     8.7.4 Surviving Provisions.
           --------------------
     Termination of this Agreement for any reason shall be without prejudice to:

     (a) the rights and obligations of the parties provided in Sections 2.8, 3.1, 3.3, 3.4, 3.5, 5.1, 5.2, 5.3, 5.4, 6.2, 8.8, 8.9, 10.1, 10.2, 11.1 and
Section 12, all of which shall survive such termination;

     (b) CHEMGENICS' right to receive all research goal, milestone, royalty and other payments earned and/or accrued prior to termination hereunder; and

     (c) any other rights or remedies which either party may otherwise have against the other.

8.8  WARRANTY DISCLAIMER.
     -------------------
     EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

8.9  LIMITED LIABILITY.
     -----------------
     NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER CHEMGENICS NOR WYETH-AYERST WILL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (I) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.

                        9. REPRESENTATIONS AND WARRANTIES
                           ------------------------------

9.1  MUTUAL REPRESENTATIONS.
     ----------------------
     CHEMGENICS and WYETH-AYERST each represents and warrants as follows:

     9.1.1 Organization.
           ------------
     It is a corporation duly organized, validly existing and is in good standing under the laws of the State of Delaware, and it and its Affiliates are qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the performance of its obligations hereunder requires such qualification and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

     9.1.2 Authorization.
           -------------
     The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of its stockholders or (b) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter documents.

     9.1.3 Binding Agreement.
           -----------------
     This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms and conditions.

     9.1.4 No Inconsistent Obligation.
           --------------------------
     It is not under any obligation to any person, or entity, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations.

     9.1.5 Governmental Consents.
           ---------------------
     No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of either party in connection with the valid execution, delivery and performance of this Agreement and the Stock Purchase Agreement of even date herewith, except for any filings under any applicable securities laws and except for any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.. The filings under securities laws, if any, will be affected by CHEMGENICS at its cost within the applicable stipulated statutory period. Any filings under the Hart-Scott-Rodino Antitrust Improvements Act, if any, will be effected by the parties hereto within twenty-one (21) days after the Effective Date. If a Hart-Scott-Rodino filing is effected by the parties, the costs attendant thereto shall be borne equally by the parties. If this Agreement is enjoined under Hart-Scott- Rodino, then this Agreement and the Stock Purchase Agreement shall be null and void and the initial equity payment under Section 3.1.1 and the initial research funding under Section 3.2 shall be returned to WYETH-AYERST and WYETH-AYERST shall return the certificate for the shares purchased pursuant to the Stock Purchase Agreement to CHEMGENICS.

     9.1.6 Intellectual Property.
           ---------------------
     It (a) owns or is the licensee in good standing of all Patent Rights, trade secrets and other intellectual property to be used by it in connection with this Agreement; (b) has received no notice of infringement or misappropriation of any alleged rights asserted by any third party in relation to any technology to be used by it in connection herewith; (c) is not in default with respect to any license agreement related hereto; and (d) is not aware of any patent, trade secret or other right of any third party which could materially adversely affect its ability to carry out its responsibilities hereunder, or the other party's ability to exercise or exploit any license granted to it under this Agreement. Such party agrees to immediately notify the other party in writing in the event such party hereafter receives a notice of the type referred to in (b) above, becomes in default under any license agreement referred to in (c) above, or becomes aware of any patent, trade secret or other right of the nature referred to in (d) above.

     9.1.7. Litigation.
            ----------

     There is no action, suit, proceeding or investigation pending or currently threatened against it which questions the validity of this Agreement or the right to enter into such instrument or to consummate the transactions contemplated hereby.

                               10. INDEMNIFICATION
                                   ---------------

10.1 INDEMNIFICATION OF CHEMGENICS BY WYETH-AYERST.
     ---------------------------------------------

     WYETH-AYERST shall indemnify, defend and hold harmless CHEMGENICS, its Affiliates and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns (the "CHEMGENICS Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the CHEMGENICS Indemnitees, or any of them, in connection with any claims, suits, actions, demands or judgments of third parties, including without limitation personal injury and product liability matters (except in cases where such claims, suits, actions, demands or judgments result from a willful material breach of this Agreement, gross negligence or willful misconduct on the part of CHEMGENICS) arising directly out of any actions of WYETH-AYERST in the performance of the R & D Program or arising out of the development, testing, production, manufacture, promotion, import, sale or use by any person of any Antibacterial Product manufactured or sold by WYETH-AYERST or by an Affiliate, licensee, sublicensee, distributor or agent of WYETH-AYERST.

10.2 INDEMNIFICATION OF WYETH-AYERST BY CHEMGENICS.
     ---------------------------------------------

     CHEMGENICS shall indemnify, defend and hold harmless WYETH- AYERST, its Affiliates and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns (the "WYETH-AYERST Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the WYETH- AYERST Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments of third parties, (except in cases where such claims, suits, actions, demands or judgments result from a willful material breach of this Agreement, gross negligence or willful misconduct on the part of WYETH-AYERST), arising directly out of any actions of CHEMGENICS in the performance of the R & D Program or arising out of the development, testing, production, manufacture, promotion, import, sale or use by any person of any Antibacterial Product manufactured or sold by CHEMGENICS or by an Affiliate, licensee, sublicensee, distributor or agent of CHEMGENICS.

                             11. DISPUTE RESOLUTION
                                 ------------------

11.1 SENIOR OFFICIALS.
     ----------------

     The parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement which relates to either party's rights and/or obligations hereunder. In the event of the occurrence of such a dispute, either party may, by notice to the other party, have such dispute referred to their respective senior officials designated below or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Said senior officials shall be designated by the parties upon execution of this Agreement.

                                12. MISCELLANEOUS
                                    -------------
12.1 PAYMENT METHOD.
     --------------

     Each payment to CHEMGENICS under this Agreement shall be paid by WYETH-AYERST in U.S. currency by wire transfer of funds to an account of CHEMGENICS in accordance with instructions provided by CHEMGENICS.

12.2 NOTICES.
     -------

     All notices shall be in writing mailed via certified mail, return receipt requested, courier providing evidence of delivery, or facsimile transmission with confirmation of receipt requested, addressed as follows, or to such other address as may be designated by notice so given from time to time:

                  If to WYETH-AYERST: WYETH-AYERST LABORATORIES
                                      555 East Lancaster Avenue
                                      St. Davids, Pennsylvania 19087

                                      Attention:  Senior Vice President
                                                  Global Business Development

                  With a copy to:     Associate General Counsel
                                      Patents and Trademarks
                                      AMERICAN HOME PRODUCTS CORPORATION
                                      Five Giralda Farms
                                      Madison, New Jersey  07940

                  If to CHEMGENICS:   CHEMGENICS Pharmaceuticals Inc.
                                      One Kendall Square, Building 300
                                      Cambridge, MA 02139
                                      Attention:  Chief Executive Officer

                  With a copy to:     Jeffrey M. Wiesen, Esq.
                                      Mintz, Levin, Cohn, Ferris, Glovsky
                                        and Popeo, P.C.
                                      One Financial Center
                                      Boston, MA  02111

                  If to the JSC:      To the Chair and Co-Chair at their
                                      respective addresses furnished in
                                      writing to the parties

                  If to the Patent
                  Coordinators:       To the two Patent Coordinators at their
                                      respective addresses furnished in
                                      writing to the parties

     Notices shall be deemed given as of the date received as evidenced by confirmation of receipt.

12.3 GOVERNING LAW AND JURISDICTION.
     ------------------------------

     This Agreement shall be governed by and construed in accordance with the laws of the state of New Jersey, U.S.A., without regard to the application of principles of conflicts of law, except with regard to issues of patent law, which shall be determined with reference to the substantive laws of the country in question.

12.4 BINDING EFFECT.
     --------------

     This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

12.5 HEADINGS.
     --------

     Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

12.6 COUNTERPARTS.
     ------------

     This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

12.7 AMENDMENT; WAIVER.
     -----------------

     This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

12.8 NO THIRD PARTY BENEFICIARIES.
     ----------------------------

     Except as set forth in Section 10, no third party, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement.

12.9 NO AGENCY OR PARTNERSHIP.
     ------------------------

     Nothing contained in this Agreement shall give either party the right to bind the other, or be deemed to constitute the parties as agents for the other or as partners with each other or any third party.

12.10 ASSIGNMENT AND SUCCESSORS.
      -------------------------

     This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld, except that each party may, without such consent, assign this Agreement and the rights, obligations and interests of such party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets to which the subject matter of the Agreement relates, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation.

12.11 AFFILIATE AGREEMENTS.
      --------------------

     WYETH-AYERST may, from time to time after Pre-Project Status has been granted to an Antibacterial Product, request and CHEMGENICS agrees to execute separate license agreements for such Antibacterial Product under Section 8.1(b) hereof in mutually satisfactory form ("Affiliate Agreements") separately granting to American Home Products Corporation, or separately granting directly to any Affiliate, equivalent rights as granted to WYETH-

AYERST in Section 8.1(b) hereof, in any country or countries other than the United States within the Territory. Any such Affiliate Agreement entering into force under this Section shall be prepared by WYETH-AYERST, subject to review and approval by CHEMGENICS, and shall contain terms and conditions consistent with those of this Agreement, subject only to such modifications as may be required by the laws or regulations of the country or countries having jurisdiction over any such Affiliate Agreement, including, but not limited to, governmentally required changes in the rate of payment, restrictions against the remittance thereof and limitations upon the term or duration of any such Affiliate Agreement. If the terms of any such Affiliate Agreement are varied from the terms of this Agreement because of local law or regulation, WYETH-AYERST shall enter into an amendment hereof requiring WYETH-AYERST to fully compensate CHEMGENICS according to the terms hereof, including, without limitation, compensation for any additional tax imposed on CHEMGENICS. WYETH-AYERST hereby fully guarantees performance of each Affiliate under any such Affiliate Agreement. In those countries in which any such Affiliate Agreement requires prior government approval or registration, such Affiliate Agreement shall not be binding or have any force or effect until the required government approval or registration has been granted. All Affiliate Agreements shall be deemed to be severable and independent with respect to this Agreement and to each other except that CHEMGENICS shall have the right to terminate all Affiliate Agreements upon termination of this Agreement. The parties agree that it is their mutual understanding that CHEMGENICS shall not incur any additional cost or economic detriment as a result of any Affiliate Agreement.

12.12 FORCE MAJEURE.
      -------------

     Neither WYETH-AYERST nor CHEMGENICS shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of WYETH-AYERST or CHEMGENICS. In event of such force majeure, the party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder. If such force majeure continues for a period longer than one (1) year, the party not affected thereby may, for purposes of termination of this Agreement or any license hereunder, treat the failure or delay as if it were not caused by force majeure but the party affected by the force majeure shall nonetheless have no other liability for such failure or delay.

12.13 INTERPRETATION.
      --------------

     The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in a favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

12.14 INTEGRATION; SEVERABILITY.
      -------------------------

     This Agreement is the sole agreement with respect to the subject matter hereof and supersedes all other agreements and understandings between the parties with respect to same, including but not limited to the Confidentiality Agreement between CHEMGENICS and WYETH-AYERST dated April 24, 1996 (the "Superseded Confidentiality Agreement"). If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

12.15 EXPORT CONTROLS.
      ---------------

     This Agreement is made subject to any restrictions concerning the export of Antibacterial Products, Confidential Information, or Technology from the United States which may be imposed upon or related to either party to this Agreement from time to time by the Government of the United States. Neither party will export, directly or indirectly, any Confidential Information, Technology or any Antibacterial Products utilizing such Confidential Information or Technology to any countries for which the United States Government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United

States Government when required by applicable statute or regulation.

12.16 SECTION 365(n) OF THE BANKRUPTCY CODE.
      -------------------------------------

     All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be, deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Upon the bankruptcy of either Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

                                     AMERICAN HOME PRODUCTS CORPORATION
                                     REPRESENTED BY ITS
                                     WYETH-AYERST LABORATORIES DIVISION

                                     By:        /s/ Fred Hasse
                                                -------------------------
                                     Title:     EVP, AHP
                                                -------------------------
                                     Date:      11-27-96
                                                -------------------------

                                     CHEMGENICS PHARMACEUTICALS INC.

                                     By:        /s/ Barry Berkowitz
                                                -------------------------
                                     Title:     Chief Executive Officer
                                                -------------------------
                                     Date:      11/27/96
                                                -------------------------

                                   SCHEDULE I

                             Antibacterial Products
                             ----------------------

                                                                       EXHIBIT 1
                                ACTIVITY PROFILES
                                -----------------
     [













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